Exhibit 99.1

News For Immediate Release

Memorial Resource Development Corp. Announces Second Quarter 2014 Results

HOUSTON, August 6, 2014 – Memorial Resource Development Corp. (Nasdaq: MRD) announced today its operating and financial results for the three months ended June 30, 2014.

Operational and financial highlights from the second quarter 2014 include:

•	Successfully completed MRD’s IPO, issuing 21.5 million shares at $19.00 per share for net proceeds to MRD of $381 million

•	Increased average daily production 86% to 222 MMcfe/d for the second quarter 2014 compared to 119 MMcfe/d for the second quarter 2013

•	Increased Adjusted EBITDA(1) 100% to $92.2 million for the second quarter 2014 compared to $46.1 million for the second quarter 2013

•	Reported Adjusted Net Income(1) of $44.8 million for the second quarter 2014 compared to $15.4 million for the second quarter 2013

•	Priced a $600 million offering of 5.875% senior notes due 2022 that closed in July 2014

“In our first quarter as a publicly-traded company, MRD delivered solid financial and operational results. Through our continued operational success in the Terryville Field, we increased quarterly production 32 percent compared to the first quarter 2014,” said John Weinzierl, Chief Executive Officer of MRD. “We’re off to a great start and look forward to executing on our goal of maximizing shareholder value through the horizontal development of this world-class asset.”

Mr. Weinzierl added, “We expect to continue running six horizontal rigs in total for MRD for the remainder of the year and anticipate picking up our seventh horizontal rig beginning in 2015. This is an exciting time for us as we look to accelerate development of our drilling inventory in the Terryville Field of North Louisiana.”

Second Quarter 2014 Results

Unless otherwise indicated, the operating and financial results discussed in this press release only include the MRD Segment, which includes all of our operations except for Memorial Production Partners LP and its subsidiaries (“MEMP”).(2)

MRD increased production 86% year-over-year to 222 MMcfe/d for the second quarter 2014 compared to 119 MMcfe/d for the second quarter 2013. Second quarter 2014 production consisted of 172 MMcf/d of natural gas, 5.6 MBbls/d of natural gas liquids (“NGLs”) and 2.7 MBbls/d of oil.

Total revenues increased approximately $56.4 million to $113.3 million for the second quarter 2014 from $56.9 million for the second quarter 2013. The increase was primarily due to production increases from MRD’s drilling activity in the Terryville Field.

Average realized prices for the second quarter 2014, before the effect of commodity derivatives, were $4.11 per Mcf of natural gas, $47.79 per Bbl of NGLs and $98.00 per Bbl of oil compared to $3.57 per Mcf of natural gas, $35.44 per Bbl of NGLs and $102.71 per Bbl of oil for the second quarter 2013. MRD’s realized pricing varies from NYMEX due to revenue deductions for the net costs of gathering, transporting and processing and regional basis differentials.

Lease operating expense (“LOE”) for the second quarter 2014 was $6.0 million, or $0.29 per Mcfe, compared to $5.8 million, or $0.54 per Mcfe, for the second quarter 2013. The decrease in per unit LOE resulted from increased sales volumes, the lower per unit operating cost attributable to horizontal wells and MRD’s continuous efforts to reduce costs.

Production and ad valorem taxes totaled $3.9 million for the second quarter 2014, or $0.19 per Mcfe, compared to $3.8 million, or $0.35 per Mcfe, for the second quarter 2013. Per unit production and ad valorem taxes decreased in the quarter compared to the prior year period primarily due to the utilization of temporary production tax rate incentives available on new wells drilled.

General and administrative (“G&A”) expense for the second quarter 2014 was $11.5 million, or $0.57 per Mcfe, compared to $9.5 million, or $0.88 per Mcfe, for the second quarter 2013.

Net interest expense during the second quarter 2014 was $16.5 million, including amortization of deferred financing fees of approximately $0.8 million. This compares to net interest expense during the second quarter 2013 of $4.1 million, including amortization of deferred financing fees of approximately $0.6 million. The year-over-year increase in net interest expense is primarily the result of higher level of indebtedness during 2014 compared to 2013, including the Senior PIK Toggle Notes and the $325.0 million second lien term facility at WildHorse Resources, LLC.

Adjusted Net Income(1) for the second quarter 2014 increased by $29.4 million to $44.8 million as compared to $15.4 million for the second quarter 2013.

Operational Update

MRD reported second quarter 2014 average production of 222 MMcfe/d, which represents a 32% sequential increase compared to the first quarter 2014. The increase was primarily driven by MRD’s drilling activity in the horizontal development of the Terryville Field. During the quarter, MRD brought online eight gross horizontal wells targeting the Upper and Lower Red zones. As of August 5, 2014, MRD had a total of 32 horizontal wells producing from the Terryville Field.

The following table provides certain operational data related to MRD’s horizontal wells added in the Terryville Field during the second quarter 2014:

Zone	Wells Completed	Avg. Well Lateral Length	Avg. Well 30-Day IP Rate (MMcfe/d)
Upper Red	5	6,518	26.0
Lower Red	3	6,167	16.9

In addition to the second quarter operational data noted above, MRD provided the following recent developments in the Terryville Field:

In early June, MRD completed a four-well pad targeting the Upper Red (2 wells) and Lower Red (2 wells) zones. These wells were drilled with an average 6,354 foot lateral and achieved a thirty-day initial production (“IP”) rate of approximately 75.2 MMcfe/d. Initial type curves indicate the pad is performing in line with management’s expectations. These wells were spaced approximately 725 feet across the same zone and stacked vertically between the Upper Red and Lower Red zones.

In late July, MRD completed a horizontal well targeting the Green interval, which is shallower and contains a higher liquids content than the overpressured Lower Cotton Valley zones. This well is located outside of Netherland, Sewell & Associates, Inc.’s (“NSAI”) proved, probable and possible (“3P”) area. The well began unloading last week.

During 2014, a majority of MRD’s planned horizontal wells are expected to be located outside of NSAI’s proved (“1P”) area. In addition, MRD expects to complete two additional Lower Cotton Valley wells outside of NSAI’s 3P area. Both wells are expected to target the Upper Red zone, and management expects these wells to begin production during the third and fourth quarters of 2014, respectively.

MRD continues to focus on maximizing shareholder value by growing production through the horizontal development of the Terryville Field. As planned, MRD added a fifth rig in the Terryville Field in June 2014. In addition to this rig, MRD added a sixth operated rig to the Terryville Field in late July 2014. This rig, which was originally scheduled to be deployed in MRD’s East Texas region, will be drilling a two well pad in the Terryville Field with first production expected in late December. MRD currently operates six rigs in total, all of which are located in the Terryville Field.

MRD expects to have access to an additional 200 MMcfe/d of processing capacity in the second quarter 2015, bringing the total available processing capacity to approximately 605 MMcfe/d. In addition to already contracted capacity, MRD continues to evaluate further potential processing capacity through a number of providers in the region.

In East Texas, MRD completed one well during the second quarter 2014 and recently completed another well during July 2014. Year-to-date, MRD has brought online a total of four wells in East Texas, all which have performed above management’s expectations. For the remainder of the year, MRD is scheduled to drill one additional well in East Texas and expects production from this well in early 2015. MRD anticipates completing one well in the Rockies during the second half of 2014.

Operational and Financial Guidance

MRD expects its fiscal year 2014 capital budget to total approximately $351 million, consisting of the following:

Region	($MM)
Terryville	$304
East Texas	29
Rockies	18

Total	$351

Assuming the execution of the capital plan described above, MRD anticipates that 2014 average daily production will be between 217 MMcfe/d and 245 MMcfe/d, consisting of approximately 77% natural gas (using the mid-point of MRD’s guidance range). Furthermore, in 2014 MRD expects to spud 43 gross wells and complete 33 gross wells in the Terryville Field. For the full year 2014, a summary of the guidance is presented below.

2014 FY Guidance
	Low	High
Net Average Daily Production (MMcfe/d)	217 - 245
Natural Gas (MMcf/d)	167 - 188
NGLs (Bbls/d)	5,940 - 6,700
Oil (Bbls/d)	2,450 - 2,770

Average Costs (per Mcfe)
Lease Operating	($0.35) - ($0.30)
Gathering, Processing and Transportation (1)	($0.65) - ($0.55)
Production and Ad Valorem Taxes (2)	($0.25) - ($0.20)
Cash General and Administrative	($0.45) - ($0.35)

Commodity Price Realizations (Unhedged)
Natural Gas Realized Price to NYMEX ($ / Mcf) (3)	97% - 100%
NGL Realized Price (% of WTI)	40% - 45%
Crude Oil Realized Price (% of WTI)	95% - 100%

Drilling Program (4)
Total Wells Spud (Gross)	47
Total Wells Completed (Gross)	39

Note: Guidance as of August 6, 2014.

(1)	Gathering, processing and transportation costs are treated as a deduct from revenue on MRD’s income statement.
(2)	Amount varies based on abatement credits from newer horizontal wells.
(3)	Does not include gathering, processing and transportation costs.
(4)	Includes MRD’s Terryville, East Texas and Rockies regions.

The guidance included in this press release is subject to the cautionary statements and limitations described under the “Cautionary Statement Concerning Forward-Looking Statements” caption of this press release. MRD’s guidance is based on, among other things, its current expectations regarding capital expenditure levels and the assumption that market demand and prices for oil, natural gas and NGLs will continue at a level that allow for economic production of these products.

Hedging Update

MRD utilizes its hedging program to mitigate financial risks and continues to add hedge positions as new volumes are brought online. In June 2014, MRD entered into additional natural gas, NGL and crude oil derivative contracts through December 2017. These incremental commodity hedges represent total natural gas volumes of 48.6 Bcfe for the period July 2014 – December 2017 at a weighted average price of $4.44 per MMBtu; total oil volumes of 0.7 MMBbls for the period July 2014 – December 2016 at a weighted average price of $94.05 per Bbl; and 1.6 MMBbls of NGLs for the period July 2014 – December 2015 at an average price of $41.66 per Bbl. Please see the “Commodity Hedge Positions” table at the end of this press release for more detailed information about MRD’s hedging program as of June 30, 2014.

Financial Update

On June 18, 2014, MRD completed its initial public offering (“IPO”) of 49.2 million shares of its common stock at $19.00 per share. MRD sold 21.5 million shares of its common stock and a selling stockholder sold 27.7 million shares of common stock. Net proceeds received by MRD from the IPO were approximately $380.7 million after deducting underwriting discounts and commissions and estimated offering expenses.

On June 25, 2014, MRD priced $600 million in aggregate principal amount of 5.875% senior unsecured notes due 2022 at par. MRD used the net proceeds of approximately $586 million to repay a portion of the borrowings outstanding under its revolving credit facility. Following the upsized senior notes offering, MRD’s borrowing base on its revolving credit facility was reduced by $56.5 million to $668.5 million.

As of June 30, 2014, MRD’s liquidity of $121.6 million consisted of $15.6 million of cash and cash equivalents and $106.0 million of available borrowings under its revolving credit facility. As of June 30, 2014, after giving effect to the senior notes offering and the application of the net proceeds therefrom, MRD would have had approximately $635.5 million of available borrowing capacity under its revolving credit facility and approximately $15.6 million of cash and cash equivalents, providing total liquidity of approximately $651.1 million.

Quarterly Report on Form 10-Q

MRD’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, which will be filed with the SEC on or before August 14, 2014.

Upcoming Conferences

Members of MRD’s management team intend to participate in the following upcoming investment conferences:

•	August 19 - 20, 2014 – EnerCom Conference (Denver, CO)

•	August 28, 2014 – Howard Weil Bus Tour (Houston, TX)

•	September 2 - 3, 2014 – Barclays Energy and Power Conference (New York, NY)

Presentation materials for all conferences mentioned above will be available on the Company’s website at www.memorialrd.com on or prior to the day of the respective presentation.

Conference Call and Webcast

MRD will host an investor conference call today at 2:00 p.m. Central (3:00 p.m. Eastern) to discuss these operating and financial results. Interested parties may join the webcast by visiting MRD’s website www.memorialrd.com and clicking on the webcast link or by dialing (844) 735-9435, or (804) 681-3660 for international calls, at least 15 minutes before the call begins and providing the passcode 78983350. The webcast and a telephonic replay will be available for seven days following the call and may be accessed by visiting MRD’s website www.memorialrd.com or by dialing (855) 859-2056 and providing the passcode 78983350.

(1)	Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures. Please see the reconciliation to the most comparable measures calculated in accordance with GAAP in the “Use of Non-GAAP Financial Measures” section of this press release.
(2)

Because MRD controls MEMP through the ownership of its general partner, MRD is required to consolidate MEMP for accounting and financial reporting purposes even though MRD only owns a 0.1% general partner interest and 50% of the incentive distribution rights in MEMP. MRD’s consolidated financial statements include two reportable business segments: (i) the MRD Segment, which reflects all of our operations except for MEMP and its subsidiaries and (ii)

the MEMP Segment, which reflects the operations of MEMP and its subsidiaries. Although consolidated for accounting and financial reporting purposes, MRD and MEMP each have independent capital structures. The MRD Segment accounts for its investment in MEMP under the equity method. Please refer to MRD’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 for additional information.

About Memorial Resource Development Corp.

Memorial Resource Development Corp. is an independent natural gas and oil company engaged in the acquisition, exploration and development of natural gas and oil properties primarily in North Louisiana and East Texas. For more information, please visit our website at www.memorialrd.com.

Cautionary Statement Concerning Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods. Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond MRD’s control. All statements, other than historical facts included in this press release, that address activities, events or developments that MRD expects or anticipates will or may occur in the future, including such things as MRD’s future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of MRD’s business and operations, plans, market conditions, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. All forward-looking statements speak only as of the date of this press release. Although MRD believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

MRD cautions you that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond MRD’s control, incident to the exploration for and development, production, gathering and sale of natural gas and oil. These risks include, but are not limited to: commodity price volatility; inflation; lack of availability of drilling and production equipment and services; environmental risks; drilling and other operating risks; regulatory changes; the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital; and the timing of development expenditures. Information concerning these and other factors can be found in MRD’s filings with the Securities and Exchange Commission, including its Forms 10-K, 10-Q and 8-K. Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements and there can be no assurances that the actual results or developments anticipated by MRD will be realized, or even if realized, that they will have the expected consequences to or effects on MRD, its business or operations. MRD has no intention, and disclaims any obligation, to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Adjusted Net Income. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MRD’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MRD’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MRD does.

Memorial Resource Development Corp.

Operating Data - MRD Segment

	For the Three Months
	Ended June 30,
	2014	2013
Production volumes:
Oil Sales (MBbls)	247	173
NGL Sales (MBbls)	509	280
Natural Gas Sales (MMcf)	15,672	8,136

Total (MMcfe)	20,212	10,857
Total (MMcfe/d)	222.1	119.3

Average sales price (excluding commodity derivatives):
Oil (Bbl)	$98.00	$102.71
NGL (Bbl)	47.79	35.44
Natural gas (Mcf)	4.11	3.57

Total (Mcfe)	$5.59	$5.23

Average unit costs per Mcfe:
Lease operating expense	$0.29	$0.54
Production and ad valorem taxes	$0.19	$0.35
General and administrative	$0.57	$0.88
Cash settlements (paid) received on commodity derivatives	$(0.17)	$0.16

Memorial Resource Development Corp.

Statements of Operations - MRD Segment

	For the Three Months
	Ended June 30,
(Amounts in $000s)	2014	2013
Revenues:
Oil & natural gas sales	$112,976	$56,796
Other income	308	109

Total revenues	113,284	56,905

Costs and Expenses:
Lease operating	5,957	5,844
Exploration	940	69
Production and ad valorem taxes	3,923	3,803
Depreciation, depletion and amortization	37,819	19,045
General and administrative	11,538	9,540
Incentive unit compensation expense	942,817	—
Accretion of asset retirement obligations	161	184
(Gain) loss on commodity derivatives instruments	3,244	(18,050)
(Gain) loss on sale of properties	3,167	6,713
Other, net	—	(25)

Total costs and expenses	1,009,566	27,123

Operating Income (loss)	(896,282)	29,782

Other Income (Expense):
Interest expense, net	(16,495)	(4,078)
Debt extinguishment expenses	(37,248)	—
Equity income (loss)	(9,944)	12,937
Other income	56	29

Total Other Income (Expense)	(63,631)	8,888

Income before income taxes	(959,913)	38,670

Income tax benefit (expense)	11,536	—

Net income (loss)	$(948,377)	$38,670

Memorial Resource Development Corp.

Calculation of Adjusted EBITDA - MRD Segment

We evaluate segment performance based on Adjusted EBITDA. Adjusted EBITDA is defined as net income (loss), plus interest expense; debt extinguishment costs; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived properties; accretion of asset retirement obligations; losses on commodity derivative contracts and cash settlements received; losses on sale of properties; incentive-based compensation expenses; exploration costs; provision for environmental remediation; equity loss from MEMP; cash distributions from MEMP; acquisition related costs; amortization of investment premium; and other non-routine items, less interest income; income tax benefit; gains on commodity derivative contracts and cash settlements paid; equity income from MEMP; gains on sale of assets and other non-routine items.

The following table presents the MRD Segment information for the periods indicated:

	For the Three Months
	Ended June 30,
(Amounts in $000s)	2014	2013
MRD Segment net income (loss)	$(948,377)	$38,670

Add (Deduct):
Interest expense, net	16,495	4,078
Debt extinguishment costs	37,248	—
Income tax expense (benefit)	(11,536)	—
Depreciation, depletion and amortization	37,819	19,045
Accretion of asset retirement obligations	161	184
(Gains) losses on commodity derivatives	3,244	(18,050)
Cash settlements received (paid) on commodity derivatives	(3,408)	1,771
Acquisition related costs	500	942
Incentive-based unit compensation expenses	942,992	—
(Gain) loss on sale of properties	3,167	6,713
Exploration costs	940	69
Equity (income) loss in MEMP	9,944	(13,727)
Cash distributions from MEMP	3,002	6,389

MRD Segment Adjusted EBITDA:	$92,191	$46,084

Memorial Resource Development Corp.

Calculation of Adjusted Net Income - MRD Segment

MRD Segment Adjusted Net Income is a supplemental non-GAAP financial measure that is used by external users of MRD’s financial statements. We define MRD Segment Adjusted Net Income as net income excluding the impact of certain items including gains or losses on commodity derivative instruments not yet settled, gains or losses on sales of properties, debt extinguishment costs, equity income in MEMP, impairment of oil and gas properties, and incentive-based compensation expense. We believe MRD Segment Adjusted Net Income is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined. However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP. The following table provides a reconciliation of net income (loss) as determined in accordance with GAAP to adjusted net income for the periods indicated:

The following table presents the MRD Segment information for the periods indicated:

	For the Three Months
	Ended June 30,
(Amounts in $000s)	2014	2013
MRD Segment net income (loss)	$(948,377)	$38,670

Add (Deduct):
(Gains) losses on commodity derivatives	3,244	(18,050)
Cash settlements (paid) received on commodity derivatives	(3,408)	1,771
(Gain) loss on sale of properties	3,167	6,713
Incentive-based compensation expenses	942,992	—
Equity (income) loss in MEMP	9,944	(13,727)
Debt extinguishment costs	37,248	—

MRD Segment Adjusted Net Income	$44,810	$15,377

Memorial Resource Development Corp.

Commodity Hedge Positions - MRD Segment

At June 30, 2014, the MRD Segment had the following open commodity positions:

	Remaining
	2014	2015	2016	2017
Natural Gas Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (MMBtu)	2,505,000	1,000,000	720,000	520,000
Weighted-average fixed price	$4.35	$4.20	$4.32	$4.45

Collar contracts:
Average Monthly Volume (MMBtu)	730,000	1,580,000	1,100,000	1,050,000
Weighted-average floor price	$4.11	$4.14	$4.00	$4.00
Weighted-average ceiling price	$5.15	$4.61	$4.71	$5.06

TGT Z1 basis swaps:
Average Monthly Volume (MMBtu)	870,000	180,000	220,000	200,000
Spread	$(0.07)	$(0.09)	$(0.08)	$(0.08)

Crude Oil Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	34,000	33,500	—	—
Weighted-average fixed price	$96.08	$93.86	$—	$—

Collar contracts:
Average Monthly Volume (Bbls)	12,000	2,000	27,000	—
Weighted-average floor price	$86.67	$85.00	$8.00	$—
Weighted-average ceiling price	$112.33	$101.35	$99.70	$—

NGL Derivative Contracts:
Fixed price swap contracts:
Average Monthly Volume (Bbls)	131,000	85,000	—	—
Weighted-average fixed price	$46.26	$42.63	$—	$—

Memorial Resource Development Corp.

Statements of Operations - MRD Corp. Consolidated

Included below is our consolidated and combined statement of operations disaggregated by reportable segment for the period indicated:

	For the Three Months
	Ended June 30, 2014
			Other,	Consolidated
			Adjustments &	& Combined
(Amounts in $000s)	MRD Segment	MEMP Segment	Eliminations	Totals
Revenues:
Oil & natural gas sales	$112,976	$122,247	$—	$235,223
Other revenues	308	1,063	(30)	1,341

Total revenues	113,284	123,310	(30)	236,564

Costs and expenses:
Lease operating	5,957	26,067	(30)	31,994
Pipeline operating	—	676	—	676
Exploration	940	204	—	1,144
Production and ad valorem taxes	3,923	7,076	—	10,999
Depreciation, depletion, and amortization	37,819	35,157	804	73,780
Incentive unit compensation expense	942,817	—	—	942,817
General and administrative	11,538	10,588	—	22,126
Accretion of asset retirement obligations	161	1,366	—	1,527
(Gain) loss on commodity derivative instruments	3,244	138,346	—	141,590
(Gain) loss on sale of properties	3,167	—	—	3,167

Total costs and expenses	1,009,566	219,480	774	1,229,820

Operating income (loss)	(896,282)	(96,170)	(804)	(993,256)
Other income (expense):
Interest expense, net	(16,495)	(18,036)	—	(34,531)
Loss on extinguishment of debt	(37,248)	—	—	(37,248)
Earnings from equity investments	(9,944)	—	9,944	—
Other, net	56	—	—	56

Total other income (expense)	(63,631)	(18,036)	9,944	(71,723)

Income (loss) before income taxes	(959,913)	(114,206)	9,140	(1,064,979)
Income tax benefit (expense)	11,536	—	—	11,536

Net income (loss)	$(948,377)	$(114,206)	$9,140	$(1,053,443)

	For the Three Months
	Ended June 30, 2013
			Other,	Consolidated
			Adjustments &	& Combined
(Amounts in $000s)	MRD Segment	MEMP Segment	Eliminations	Totals
Revenues:
Oil & natural gas sales	$56,796	$89,673	$—	$146,469
Other revenues	109	501	(34)	576

Total revenues	56,905	90,174	(34)	147,045

Costs and expenses:
Lease operating	5,844	20,217	(74)	25,987
Pipeline operating	—	479	—	479
Exploration	69	48	—	117
Production and ad valorem taxes	3,803	4,967	—	8,770
Depreciation, depletion, and amortization	19,045	24,672	269	43,986
General and administrative	9,540	14,170	40	23,750
Accretion of asset retirement obligations	184	1,148	—	1,332
(Gain) loss on commodity derivative instruments	(18,050)	(36,079)	—	(54,129)
(Gain) loss on sale of properties	6,713	(885)	—	5,828
Other, net	(25)	623	—	598

Total costs and expenses	27,123	29,360	235	56,718

Operating income (loss)	29,782	60,814	(269)	90,327
Other income (expense):
Interest expense, net	(4,078)	(7,931)	—	(12,009)
Earnings from equity investments	12,937	—	(12,937)	—
Other, net	29	—	(1)	28

Total other income (expense)	8,888	(7,931)	(12,938)	(11,981)

Income (loss) before income taxes	38,670	52,883	(13,207)	78,346
Income tax benefit (expense)	—	(188)	—	(188)

Net income (loss)	$38,670	$52,695	$(13,207)	$78,158

Contact:

Memorial Resource Development Corp.

Hays Mabry – Manager, Investor Relations

(713) 588-8339

ir@memorialrd.com